Exhibit 99.2

	Three months ended		Six months ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Reconciliation of Non-GAAP measure:
(in millions)
Net income	$16.7	$13.3	$18.1	$19.0
Income tax provision	12.8	37.8	12.6	41.0
Interest expense, net	32.7	28.3	57.7	53.9
Loss on early extinguishment of debt	0.9	—	15.7	—
Depreciation and amortization	20.7	15.1	38.9	30.9

Earnings before interest, taxes, depreciation and amortization (EBITDA)	83.8	94.5	143.0	144.8
Other adjustments:
Purchase accounting adjustment for manufacturer’s profit in inventory	27.1	—	27.1	—
Reorganization and acquisition-related integration costs, net	9.4	5.6	18.5	15.0
Non-cash stock-based compensation costs	10.3	4.3	17.1	9.7
Inventory write-offs	—	—	—	0.3
Duplicative administrative costs	—	0.9	—	1.8

As Adjusted EBITDA	$130.6	$105.3	$205.7	$171.6